Exhibit 4.8

SIXTH AMENDMENT

THIS SIXTH AMENDMENT dated as of January 2, 2002 (this “Amendment”) amends the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions (the “Banks”), Fleet National Bank, as Syndication Agent, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Company, the Banks and the Administrative Agent have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1  Amendments Requiring the Consent of the Required Banks.  Subject to the satisfaction of the conditions precedent set forth in Section 4(a), the Credit Agreement shall be amended as follows:

1.1           Addition of Definitions.  The following new definitions are added to Section 1.1 of the Credit Agreement in appropriate alphabetical sequence:

Asset Sale Charges means any non-cash special charges taken by the Company related to any sale of assets described in Section 5.5 of the Sixth Amendment to this Agreement.

Bonus Charges means up to $3,000,000 of non-cash special charges taken by the Company related to the payment of employee bonuses in the form of the Company’s capital stock.

FAS 142 Charges means non-cash charges taken by the Company arising from the write-down of goodwill and other intangible assets pursuant to Financial Accounting Standard No.142.

1.2           Amendments to Definitions.

(a)           The definition of “Adjusted EBITDA” is amended in its entirety to read as follows:

Adjusted EBITDA means, for any Computation Period, the total of (i) EBITDA for such Computation Period plus (ii) any Detroit Facility Reserve Charges taken during such Computation Period plus (iii) any Asset Sale Charges taken during such Computation Period plus (iv) any FAS 142 Charges taken during such Computation Period plus (v) any Bonus Charges taken during such Computation Period minus (vi) any Recoveries received (or, in the case of reversal of charges, taken) during such Computation Period.

 (b)          The definition of “Availability Amount” is amended in its entirety to read as follows:

Availability Amount means the Commitment Amount.

(c)           Subject to the approval by each Bank of the amendment set forth in Section 2, the definition of “Commitment Amount” is amended by deleting the reference to “$120,000,000” therein and substituting “$100,000,000” therefor.

(d)           The definition of “Net Worth” is amended in its entirety to read as follows:

Net Worth means, at any time, the sum of (a) the Company’s consolidated stockholders’ equity (including preferred stock accounts) at such time period plus (b) all Asset Sale Charges, Bonus Charges and FAS 142 Charges taken after June 1, 2001.

1.3           Amendment to Section 4.3.  The introductory clause of Section 4.3 is amended in its entirety to read as follows:

Each “Interest Period” for a Eurodollar Loan shall commence on the date such Eurodollar Loan is made or converted from a Floating Rate Loan, or on the expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is one, two, three or six months thereafter (or, in the case of an Interest Period which commences after February 1, 2002, the date which is one month thereafter), as the Company may specify:.

1.4           Amendment to Section 6.1(b). Section 6.1(b) is amended in its entirety to read as follows:

(b)           Commitment Reductions.  Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, issuance of equity (other than any equity issued in connection with the employee stock purchase plan of the Company) or issuance of Debt (other than Debt permitted under Section 10.7(a), (b), (c), (d), (e), (g) or (h)), the Commitment

Amount shall be permanently reduced by an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to (A) 100% of all Net Cash Proceeds from any Asset Sale and (B) 50% of all other such Net Cash Proceeds; provided that the requirements of this clause (b) shall not apply to any Net Cash Proceeds from any Asset Sale that are used to purchase similar assets within 60 days after such Asset Sale.  All reductions of the Commitment Amount pursuant this clause (b) shall reduce the Commitments pro rata among the Banks according to their respective Percentages.

1.5           Amendment to Section 10.6.2.  Section 10.6.2 is amended in its entirety to read as follows:

10.6.2      Minimum Interest Coverage.  Not permit the Interest Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below:

Computation	Interest
Period Ending	Coverage Ratio
12/31/01	3.00 to 1.0
3/31/02 and thereafter	3.50 to 1.0.

1.6           Amendment to Section 10.6.4.  Section 10.6.4 is amended in its entirety to read as follows:

10.6.4      Capital Expenditures.  Not permit the aggregate amount of Capital Expenditures (excluding amounts, if any, paid to consummate acquisitions permitted by Section 10.11(c) which constitute Capital Expenditures) made by the Company and its Subsidiaries to exceed (a) $11,000,000 from January 1, 2001 through December 31, 2001 or (b) $7,000,000 from January 1, 2002 through the Termination Date.

SECTION 2    Amendment Requiring the Consent of each Bank. Subject to the satisfaction of the conditions precedent set forth in Section 4(b), the definition of “Termination Date” set forth in Section 1.1 is amended in its entirety to read as follows:

Termination Date means the earlier to occur of (a) June 15, 2002; and (b) such other date on which the Commitments shall terminate pursuant to Section 6 or Section 12.

SECTION 3            Representations and Warranties.  The Company represents and warrants to the Administrative Agent and the Banks that, after giving effect to the effectiveness hereof, (a) each warranty set forth in Section 9 (excluding Section 9.14 with respect to U S Liquids of

Central Texas, L.L.C.) of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date, and (b) no Event of Default or Unmatured Event of Default exists.

SECTION 4            Effectiveness.  (a) The amendments set forth in Section 1 above shall become effective when the Administrative Agent shall have received (i) counterparts of this Amendment executed by the Company and the Required Banks, (ii) a Confirmation, substantially in the form of Exhibit A, signed by the Company and each Subsidiary, and (iii) an amendment fee for each Bank which, on or before January 2, 2002, executes and delivers to the Administrative Agent a counterpart hereof agreeing to the amendments set forth in Section 1, such fee to be in an amount equal to 0.05% of such Bank’s Commitment after giving effect to the amendment in Section 1.2(b).

(b)           The amendment set forth in Section 2 shall become effective when the Administrative Agent shall have received (i) counterparts of this Amendment executed by the Company and each Bank and (ii) an extension fee in the amount of $200,000 (to be shared among the Banks pro rata according to their respective Commitments after giving effect to the amendment in Section 1.2(b).

SECTION 5            Miscellaneous.

5.1           Continuing Effectiveness, etc.  As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

5.2           Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

5.3           Governing Law.  This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

5.4           Successors and Assigns.  This Amendment shall be binding upon the Company, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Administrative Agent and the respective successors and assigns of the Banks and the Administrative Agent.

5.5           Consent to Asset Sales.  Notwithstanding any provision of Section 10.11 of the Credit Agreement or Section 6.6 of the Fourth Amendment to the Credit Agreement to the contrary, the Required Banks hereby agree that the Company may sell all of the stock or all or a portion of the assets of any of the Subsidiaries listed on Schedule 10.9(d) of the Credit Agreement and any Specified Property so long as the Net Cash Proceeds from any such sale are at least equal to the tangible book value of such Subsidiary or assets, as applicable.

5.6           Pricing.  The Company and the Required Banks agree that, notwithstanding any provision of the Credit Agreement to the contrary, (a) each of the Floating Rate Margin, the Eurodollar Margin, the rate per annum for non–use fees and the rate per annum for letter of credit fees for Financial Letters of Credit and Non–Financial Letters of Credit, respectively, set forth in Schedule 1.1 of the Credit Agreement (the “Pricing Schedule”) shall not be priced lower than the rates set forth in Level II of the Pricing Schedule during the period from February 1, 2002 through April 1, 2002 and (b) the Floating Rate Margin and the Eurodollar Margin shall be increased by 0.25% on each of April 2, 2002 and May 1, 2002 for each of Level I and Level II.

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Delivered at Chicago, Illinois, as of the day and year first above written.

U S LIQUIDS INC.

By
Title

BANK OF AMERICA, N.A., as Administrative Agent

By
Title

BANK OF AMERICA, N.A., as a Bank

By
Title

FLEET NATIONAL BANK, as Syndication Agent and as a Bank

By
Title

BANK ONE TEXAS, N.A.

By
Title

THE BANK OF NOVA SCOTIA

By
Title

UNION BANK OF CALIFORNIA

By
Title

COMERICA BANK

By
Title

WELLS FARGO BANK, N.A.

By
Title

BNP PARIBAS

By
Title

By
Title

Exhibit A

CONFIRMATION

Dated as of January 2, 2002

To:           Bank of America, N.A., individually and as Agent, and the other financial institutions party to the Credit Agreement referred to below

Please refer to (a) the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as agent (the “Agent”); (b) the other “Loan Documents” (as defined in the Credit Agreement), including the Guaranty and the Security Agreement; and (c) the Sixth Amendment dated as of January 2, 2002 to the Credit Agreement (the “Sixth Amendment”).

Each of the undersigned hereby confirms to the Agent and the Banks that, after giving effect to the Sixth Amendment and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

U S LIQUIDS INC.

By:
Name Printed:
Title:

EARTH BLENDS, INC.
MBO, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
NORTHERN A-1 SANITATION SERVICES, INC.
PARALLEL PRODUCTS OF FLORIDA, INC.
PARALLEL PRODUCTS OF KENTUCKY, INC.
RE-CLAIM ENVIRONMENTAL LOUISIANA, L.L.C.
ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION
USL FIRST SOURCE, INC.
U S LIQUIDS OF HOUSTON, L.L.C.
U S LIQUIDS OF DALLAS, L.L.C.
U S LIQUIDS OF CENTRAL TEXAS, L.L.C.

A-1

U S LIQUIDS OF CONNECTICUT, INC.
U S LIQUIDS OF GREATER CHICAGO, INC.
U S LIQUIDS OF PENNSYLVANIA, INC.
U S LIQUIDS OF TEXAS, INC.
U S LIQUIDS LP HOLDING CO.
U S LIQUIDS NORTHEAST, INC.
U S LIQUIDS TERMINAL SERVICES, INC.
U S LIQUIDS OF DETROIT, INC.
U S LIQUIDS OF FLORIDA, INC.
USL ENVIRONMENTAL SERVICES, INC.
USL GENERAL MANAGEMENT, INC.
USL PARALLEL PRODUCTS OF CALIFORNIA
WASTE RESEARCH AND RECOVERY, INC.
WASTE STREAM ENVIRONMENTAL, INC.

By:
Name:
Title:

U S LIQUIDS OF LA, L.P.

By: MBO, Inc., its General Partner

By:
Name:
Title:

USL MANAGEMENT LIMITED PARTNERSHIP

By: USL General Management, Inc., its General Partner

By:
Name:
Title:

GEM MANAGEMENT, INC.

By:
Name:
Title:

A-2